Exhibit 10.10

Helmerich & Payne International Holdings, LLC

Mr. Mark Smith

Senior Vice President

1437 S. Boulder Avenue, Suite 1400

Tulsa, Oklahoma 74119-3623

By email:     *** With a copy to:  ***

Re:	Preferential Rights – Rigs

Dear Sirs,

Reference is made to (i) that certain Confirmation Letter – Placement of Shares in Tamboran Resources Limited (the “Subscription Agreement”) dated September 9, 2022 by and between Tamboran Resources Limited (“Tamboran Parent”) and Helmerich & Payne International Holdings, LLC (“H&P”); (ii) that certain Onshore Drilling Contract (the “Drilling Contract”) to be entered into by and between Sweetpea Petroleum Pty Limited (ACN: 074 750 879) (“Tamboran Asset Co.”) and H&P, dated September 9, 2022; and (iii) that certain letter of intent entered into between Tamboran Parent and H&P dated August 14, 2022 (“LOI”). As set forth in the LOI, H&P and its affiliates have agreed to, or to cause one or more of its Affiliates to, make certain modifications to the H&P Rig 469 (or other rig with equivalent specifications) (the “Drilling Unit”) in order to prepare the Drilling Unit for importation to and operation in the Commonwealth of Australia, pursuant to the Drilling Contract. As set forth in the Subscription Agreement, H&P has agreed to acquire certain equity interests in Tamboran Parent for consideration more specifically set forth therein. As a condition of the execution and delivery by the parties of the Subscription Agreement and the Drilling Contract, the parties hereto (the “Parties”) hereby execute this agreement (this “Side Letter”) to evidence further terms of the transactions set forth therein. Now therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Conditions Precedent to Effectiveness.

(a) Other than this Section 1 and Section 6, which shall be immediately binding on the Parties, this Side Letter and the covenants and agreements set forth herein shall not become effective, and shall not be binding on either of the Parties, unless and until payment of the agreed application monies by H&P to Tamboran Parent or its Affiliate under the Subscription Agreement (the “Closing”), and if such Closing has not occurred on or before 31 December, 2022, this Side Letter shall terminate and be of no further force and effect, except for Section 6, which shall survive such termination indefinitely.

(b) Upon occurrence of the Closing, this Side Letter shall become effective and binding on the Parties immediately and without further notice or other actions to or by either of the Parties.

2.	Grant of Preferential Rights.

(a) Beginning on the Closing and ending on the date that is ten (10) years thereafter (the “Preferential Period”), H&P shall have the first preferential right, to provide, directly or through one or more of its Affiliates (as defined below), drilling services (including the provision of rigs and ancillary services) to each of Tamboran Parent and its Affiliates (collectively, “Tamboran”) in connection with its and their exploration and production activities in Australia (each, a “Future Transaction”) in accordance with, and subject to the terms of, this Side Letter. Tamboran shall not, directly or indirectly through an Affiliate, enter into negotiations for or consummate any Future Transaction with any Person (as defined below) other than H&P or its Affiliates (a “Third Party Transaction”) except in compliance with the terms and conditions of this Side Letter.

(b) As used in this Side Letter, (i) “Affiliate” means in relation to a Party, a Person that (for the avoidance of doubt, including any Person that is yet to be formed) (A) is controlled directly or indirectly by such Party, including but not limited to a subsidiary of that Party; (B) is controlled directly or indirectly by another Person who also controls such Party; (C) directly or indirectly controls such Party; or (D) directly or indirectly under the common control of the Person and another person or persons; where, in each case above, “control” and “controlled” means direct or indirect ownership of 50% or more of the stock or interests having a right to vote for directors or, if there are no directors, such Party’s highest level of management or in the case of a corporation, the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the composition of a majority of the board of directors of that corporation or the majority of the voting rights of the corporation, or otherwise has the capacity to determine the outcome of decisions about that entity’s financial and operating policies; provided, however, that (i) current or future shareholders of Tamboran Resources Limited (or any such shareholder’s subsidiary, affiliate, or parent entities or Persons) (ii) Origin B2 Pty Ltd (ACN 105 431 525) and its shareholders, currently Sheffield Holdings, LP, who, in the case of such shareholders, are not subsidiaries or under control of Tamboran Parent, shall not be considered to be “Affiliates” of Tamboran Resources Limited and shall not be bound by this Side Letter; and (ii) “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association, or unincorporated organization, or any other entity, as well as any governmental authority. For the avoidance of doubt, any obligation of Tamboran (or Tamboran Parent) set out in this side letter includes an obligation on Tamboran Parent to procure that its Affiliates comply with such obligation (as applicable).

3.	Preferential Rights Procedure.

(a) If at any time during the Preferential Period, Tamboran desires to enter into a Future Transaction, then prior to Tamboran entering into, or negotiating or soliciting any third party to enter into, a Future Transaction, Tamboran shall provide H&P with written notice regarding such Future Transaction (a “Proposal Notice”), containing sufficient detail regarding the Future Transaction, including but not limited to, the anticipated scope of work, proposed drilling location, anticipated date of commencement of actual drilling operations (which date shall be no less than six (6) months from the date of the Proposal Notice), anticipated duration of such drilling operations and requested extension options, and required technical specifications (and all information reasonably requested by H&P) (the “Future Transaction Terms”).

(b) If at any time during the portion of the Preferential Period commencing on the first day thereof and ending on the earlier of (i) 5 years thereafter and (ii) the date on which H&P has entered into definitive drilling contracts for the use by Tamboran of at least 5 drilling units of any specifications (inclusive of the Drilling Unit) in the Commonwealth of Australia (the “Initial Period”), Tamboran desires to enter into a Future Transaction, H&P shall, within 30 days of its receipt of a valid Proposal Notice, formally respond to such Proposal Notice proposing to supply to Tamboran a drilling unit (if such a drilling unit is available from its available worldwide fleet of rigs) with substantially the same technical specifications as the Drilling Unit (unless otherwise specified by Tamboran, in which case the Parties will negotiate in good faith as to whether or not H&P is able to supply such a drilling unit to Tamboran), pursuant to a contract with substantially the same contract terms as the Drilling Contract, provided that the daily operating rates and other rates proposed by H&P, and other customary terms and conditions may be different than those set forth in the Drilling Contract.

(c) During the portion of the Preferential Period after the Initial Period, upon receipt of a valid Proposal Notice, H&P may, within thirty (30) calendar days deliver to Tamboran:

(i)

a written proposal containing the material technical and financial terms of H&P’s proposal to provide the services described in the Proposal Notice in respect of the relevant Future Transaction (a “Proposal”); or

(ii)

a written notice declining to participate in such proposed Future Transaction (a “Declination Notice”); provided, however, that if H&P fails to deliver a Proposal under Section 3(c)(i) within the required period, H&P will be deemed to have provided a Declination Notice at the end of that period.

(d) Tamboran agrees that in relation to a Proposal Notice, Proposal, Declination Notice or any associated Future Transaction Terms (as applicable):

(i)

if H&P has provided (or is deemed to have provided) a Declination Notice, Tamboran may solicit offers and enter into negotiations with third parties regarding such Future Transaction on the same Future Transaction Terms (but Tamboran remains subject to the right of last refusal provisions as set out in Sections 3(e) and 3(f));

(ii)

if H&P has provided a Proposal, Tamboran must, for a period of thirty (30) calendar days after Tamboran’s receipt of such Proposal or such longer period as the Parties may agree in writing (the “Negotiation Period”), negotiate exclusively and in good faith a drilling contract for such Future Transaction in a form substantially similar to the Drilling Contract; and

(iii)

if H&P has provided a Proposal, but no definitive agreements with respect to the Proposal have been entered into by the Parties by the expiry of the Negotiation Period, Tamboran may solicit offers and enter into negotiations with any third party regarding such Future Transaction on substantially the same (or more favorable to Tamboran) Future Transaction Terms (but Tamboran remains subject to the right of last refusal provisions as set out in Sections 3(e) and 3(f)).

(e) If at any time during the Preferential Period, Tamboran receives a bona fide written offer for a Third-Party Transaction in relation to a Future Transaction that Tamboran desires to accept (a “Third-Party Offer”), Tamboran shall within five (5) business days following receipt of the Third-Party Offer, notify H&P in writing of the material financial, legal and technical terms and conditions of such Third-Party Offer and such other information as H&P may reasonably request (the “Material Terms”); provided, however, that Tamboran shall not be required to disclose any terms, conditions, or other information if such disclosure would violate applicable law, regulation, or order, and Tamboran is not required to disclose the identity of the Third-Party Offeror. For a period of thirty (30) calendar days from the date Tamboran notifies H&P of the Third Party Offer and Material Terms under this clause, or, in the case where H&P has previously provided (or is deemed to have provided) a Declination Notice regarding the Future Transaction that is the subject of such Third-Party Offer, fifteen (15) calendar days from the date of Tamboran’s notice to H&P under this Section 3(e) (“ROLR Period”), H&P shall have the right, but not the obligation, to elect to provide the services set forth in the Third Party Offer on the same commercial terms as the Third Party Offer, but otherwise on the same legal, and other terms as the Drilling Contract,; provided, however, that (i) the drilling unit offered to Tamboran may be different than the drilling unit set forth in the Third Party Offer, provided that the specifications are substantially similar and would meet or exceed the requirements of the operations to be performed, and (ii) H&P may propose daily operating rates and other rates and other customary terms and conditions that may be different to those set forth in the Third Party Offer, so long as the total contract cost of H&P’s the total contract cost of the revised offer is no less favourable to Tamboran than the Third Party Offer (having regard to the price, as well as the product and service specifications which are referable to price) (the “Revised Proposal Notice”). In order to be effective, a Revised Proposal Notice or other exercise by H&P of its rights under this Section 3(e) must be clear, unequivocal, and in compliance with this Section 3(e).

(f) If:

(i)

H&P submits a Revised Proposal Notice under Section 3(e), the Parties must, for a period of thirty (30) days from the date that Tamboran receives the Revised Proposal Notice, work together in good faith exclusively to enter definitive agreements on the same terms as the Revised Proposal Notice as soon as reasonably practicable; or

(ii)

H&P does not submit a Revised Proposal Notice under Section 3(e), or the Parties have not entered into definitive agreements with respect to the Revised Proposal Notice on or before a date that is thirty (30) days from the date that Tamboran received the Revised Proposal Notice, provided that Tamboran has complied in all material respects with all of the provisions of Section 3(e), then after expiration of the ROLR Period (as applicable), Tamboran may consummate the Third-Party Transaction with the third party identified in the applicable Third-Party Offer or its Affiliate, provided that the transaction is consummated on terms that are either materially the same, or more favorable to Tamboran, as the Material Terms set forth in the Third-Party Offer.

For the avoidance of doubt, the terms and conditions of this Section 3 apply to each Third-Party Offer received by Tamboran with respect to a particular Future Transaction.

(g) Notwithstanding anything to the contrary herein, Tamboran’s obligations in this Section 3 shall not apply to the hiring or retention of any drilling rig or other equipment or facilities, or any contractor with respect thereto, to the extent Tamboran believes (acting reasonably and in good faith) that doing so is necessary with respect to: (i) responding to an emergency or disaster situation which involves any blowout, kick, well control event, or other sudden catastrophe posing a threat to health, safety, or the environment; (ii) complying with any law, regulation, order, or judgment; or (iii) maintaining any permit, license, or granting instrument, and provided that (iv) Tamboran provides H&P with written notice including full details of its proposed action under this Section 3(g) and reasons why such actions are necessary. Tamboran agrees that the application of this Section 3(g) shall be in good faith and used only to the extent reasonably necessary to respond to the situations described in Sub-Sections (i), (ii) and (iii) and no further, and that no action of Tamboran intended to intentionally circumvent its obligations in Section 3 (including not seeking to commission rigs with sufficient notice and time as is required to maintain any permits or licenses) satisfies the criteria in Section 3(g).

4.	Tamboran Rigs.

(a)	Tamboran has disclosed it currently owns three drilling rigs: Rig 300, Rig 301 and Rig 403 (collectively, the “Tamboran Rigs”).

(b)

Tamboran agrees that upon entry by the Parties into the Drilling Contract, the import of the Drilling Unit into the Commonwealth of Australia, and the consummation of the transactions contemplated by the Subscription Agreement, it will use all commercially reasonable endeavors to sell all of the Tamboran Rigs (on arm’s length terms, having regard to the market value of the Tamboran Rigs) as soon as reasonably practicable, and in any event within 18 months of the date of the Drilling Contract; provided, however, that nothing herein shall require Tamboran to sell any Tamboran Rig for a price, or on commercial or legal terms that are not reasonably acceptable to Tamboran (in consultation with H&P, in which H&P must act reasonably and in good faith).

(c)

Subject to the foregoing, prior to such rigs being sold, Tamboran will not utilize any of the Tamboran Rigs for any of its oil and gas exploration and production activities in the Commonwealth of Australia. Further, Tamboran will not import any of the Tamboran Rigs into Australia prior to their sale and will use commercially reasonable efforts to include a restrictive covenant in the applicable purchase and sale agreement prohibiting the buyer of each of the Tamboran Rigs from importing such Tamboran Rig into Australia for a reasonable period of time not to exceed five (5) years following such sale.

5.

Performance Incentives. The Parties shall use commercially reasonable efforts to include in drilling contracts for Future Transactions terms providing performance incentives to H&P (or the crews working on the relevant rig(s)) on terms to be mutually agreed upon by the Parties.

6.	Miscellaneous.

(a)

This Side Letter, the Subscription Agreement and the LOI, the Drilling Contract, and the documents to be executed hereunder and thereunder, and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(b)

Except as agreed, or as required by law, any regulatory authority or stock exchange, (i) each Party will ensure that it retains strictly confidential the contents of this Side Letter, the existence of this Side Letter and the discussions between the Parties and any non-public information provided by the other Party in relation to the business of those Parties and their Affiliates; and (ii) no Party shall make any disclosure, including any announcement, in regards to this Side Letter without the prior written consent of the other Party other than to its directors, senior employees and professional advisers who have a need to know the information in the course of their duties and only under terms of strict confidentiality.

(c)	This Side Letter may be amended or modified only by an agreement in writing signed by all of the Parties and expressly identified as an amendment or modification.

(d)	Nothing in this Side Letter shall entitle any Person other than the Parties (or their Affiliates) to any claim, cause of action, remedy or right of any kind.

(e)

If any provision of this Side Letter, or any application thereof, is held invalid, illegal or unenforceable in any respect under the governing law of this Side Letter, this Side Letter shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such law, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

(f)

Time is of the essence in this Side Letter. If the date specified in this Side Letter for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a business day. As used in this Side Letter, the term “business day” means a day other than a Saturday, Sunday, or a day on which banks are customarily closed for business in either New South Wales, Australia or Texas, United States.

(g)

Notwithstanding anything to the contrary contained herein, no Party shall be entitled to consequential, special, or punitive damages in connection with this Side Letter and the transactions contemplated hereby and each Party, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Side Letter and the transactions contemplated hereby.

(h)

The rights of the Parties in this Side Letter are personal to the Parties and may not be assigned, transferred, conveyed, or otherwise alienated, in whole or in part, directly or indirectly (including by merger, divisive merger, change of control, sale of equity interests, or otherwise) without the prior written consent of the non- transferring Party, which consent may be withheld for any reason or no reason; provided, however, that nothing herein shall restrict or prohibit a change of control, merger, or other, similar transaction of the ultimate parent entity of any Party. Any assignment, transfer, conveyance, or other alienation of this Side Letter in violation of this Section 6(g) shall be void ab initio. For the avoidance of doubt, if Tamboran disposes (or agrees to dispose) of the whole or a substantial part of the business or assets of Tamboran, Tamboran must procure that the relevant acquirer assumes all of Tamboran’s obligations under this Side Letter.

(i)

In this Side Letter, unless the context requires otherwise: (i) references to the singular includes the plural, and vice versa; (ii) reference to any Section means a Section of this Side Letter; (iii) “hereunder”, “hereof”, “herein” and words of similar import are references to this Side Letter as a whole and not any particular Section or other provision of this Side Letter; (iv) “include” and “including” mean include or including without limiting the generality of the description preceding such term; and (v) the word “or” is not exclusive.

(j)

The governing law of this Side Letter is the law of New South Wales, Australia. Any dispute, controversy, claim or cause of action arising out of, relating to or in connection with this Side Letter, including any question regarding its existence, validity or termination (“Dispute”), shall be finally resolved by arbitration in accordance with the Australian Centre for International Commercial Arbitration, Arbitration Rules 2021 (“ACICA Rules”). The seat of arbitration shall be Sydney, Australia. The language of the arbitration shall be English. The number of arbitrators shall be one. The terms of the ACICA Rules are deemed incorporated into this Side Letter. Nothing in this Section 6(j) prevents a Party from seeking urgent injunctive or urgent declaratory relief from a competent court of New South Wales, Australia, in relation to a Dispute.

Please sign this Side Letter in the space indicated below to signify your agreement with the foregoing.

ACKNOWLEDGED AND AGREED THIS 9th DAY OF Sept. 2022.

Executed by Helmerich & Payne International Holdings, LLC by its authorised representative:

/s/ John R. Bell
Signature of authorised representative

John R. Bell
Name of authorised representative (print)

Executed by Tamboran Resources Limited ACN 135 299 062 in accordance with s127 of the Corporations Act 2001 (Cth):

/s/ Joel Riddle	/s/ Jo Morbey
Signature of director	Signature of director/company secretary

Joel Riddle	Jo Morbey
Name of director (print)	Name of director/company secretary (print)

Execution Page – Side Letter